                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                            ----------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

                   INFORMATION TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. __)/1/

                             Berger Holdings, Ltd.
            -------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 per share
            -------------------------------------------------------
                        (Title of Class of Securities)

                                 084037 40 7
            -------------------------------------------------------
                                (CUSIP NUMBER)

                     February 14, 1996, 1997, 2000 and 2001*
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

  * Represents the required reporting date of the vesting of certain options.

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /    Rule 13d-1(b)
                  / /    Rule 13d-1(c)
                  /X/    Rule 13d-1(d)



---------------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 084037 40 7                                         Page 2 of 5 Pages
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------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS:
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).

      Paul L. Spiese, III
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          545,050
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          545,050
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9

      545,050**
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes options to purchase 454,024 shares of Common Stock. Excludes options to purchase 55,000 shares of Common Stock which vest on December 31, 2001 as to 25,000 shares, and on December 31, 2002 as to 30,000 shares.
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CUSIP No. 084037 40 7                                                Page 3 of 5
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Item 1(a).     Name of Issuer:

                        Berger Holdings, Ltd.

Item 1(b).     Address of Issuer's Principal Executive Offices:

                        805 Pennsylvania Boulevard
                        Feasterville, PA 19053

Item 2(a).     Name of Person Filing:

                        Paul L. Spiese, III

Item 2(b).     Address of Principal Business Office or, if None, Residence:

                        805 Pennsylvania Boulevard
                        Feasterville, PA 19053

Item 2(c).     Citizenship:

                        United States of America

Item 2(d).     Title of Class of Securities:

                        Common Stock

Item 2(e).     CUSIP Number:

                        084037 40 7

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not Applicable

                (a)  [_]    Broker or dealer registered under Section 15 of the
                            Exchange Act;

                (b)  [_]    Bank as defined in Section 3(a)(6) of the Exchange
                            Act;

                (c)  [_]    Insurance Company as defined in Section 3(a)(19) of
                            the Exchange Act;

                (d)  [_]    Investment Company registered under Section 8 of the
                            Investment Company Exchange Act;

                (e)  [_]    Investment Adviser in accordance with Rule 13d-
                            1(b)(1)(ii)(E);

                (f)  [_]    Employee Benefit Plan or Endowment Fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);
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CUSIP No. 084037 40 7                                                Page 4 of 5
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                (g)  [_]    Parent Holding Company or Control Person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

                (h)  [_]    Saving Association as defined in Section 3(b) of The
                            Federal Deposit Insurance Act;

                (i)  [_]    Church Plan that is excluded from the definition of
                            an Investment Company under Section 3(c)(14) of the Investment Company Act;

                (j)  [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

         (a)  Amount beneficially owned:    545,050

         (b)  Percent of Class:             9.4%

         (c)  Number of shares as to which such person has:

                  (i)    Sole power to vote or direct the vote: 545,050

                  (ii)   Shared power to vote or to direct the vote: 0

                  (iii)  Sole power to dispose or direct the disposition of:
                         545,050

                  (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable
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CUSIP No. 084037 40 7                                                Page 5 of 5
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Item 10.   Certification.

           Not Applicable



                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          October 2, 2001
                                                      -----------------------
                                                               (Date)

                                                      /s/ Paul L. Spiese, III
                                                      ------------------------
                                                         Paul L. Spiese, III